EXHIBIT 4.26

VITRO GUARANTY

THIS GUARANTY (this “Guaranty”) dated as of March 31, 2005, is made by VITRO, S.A. DE C.V., a corporation (“sociedad anónima de capital variable”) organized under the laws of the United Mexican States (the “Guarantor”), in favor of the holders of the Certificados Subordinados.

W I T N E S S E T H:

WHEREAS, pursuant to the Contrato de Fideicomiso Irrevocable de Emisión, Administración y Pago, dated as of March 23, 2005, by and between Compañía Vidriera, S.A. de C.V., a corporation organized under the laws of Mexico, Industria del Álcali, S.A. de C.V., a corporation organized under the laws of Mexico, Comercializadora Álcali, S. de R.L. de C.V., a limited liability company organized under the laws of Mexico, as Fideicomitentes y Fideicomisarios en Tercer Lugar, ABN Amro Bank (Mexico), S.A., Institución de Banca Múltiple Division Fiduciara, Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Representante Común, as the same may be amended or modified from time to time (the “Trust Agreement”), the holders of Certificados Subordinados have certain rights and obligations, including the right to receive payments in respect of the Certificados Subordinados (as defined in the Trust Agreement) under the terms and conditions set forth in the Trust Agreement (the holders of such Certificados Subordinados are referred to herein as the “Subordinate Certificate Holders”);

WHEREAS, the Guarantor has duly authorized the execution, delivery and performance of this Guaranty; and

WHEREAS, it is in the best interests of the Guarantor to execute this Guaranty and the execution and delivery of this Guaranty is a material inducement for the Subordinate Certificate Holders to execute and deliver the purchase agreement relating to the Certificados Subordinados (the “Purchase Agreement”);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees, for the benefit of the Subordinate Certificate Holders, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1  Certain Terms. The following terms when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Additional Costs” is defined in Section 6.11 hereof.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-

voting) of such Person’s capital stock or other ownership interests, whether now outstanding or issued after the date hereof, including, without limitation, all common stock and Preferred Stock.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with Mexican GAAP, is required to be capitalized on the balance sheet of such Person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under such lease.

“Consolidated Subsidiaries” shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Currency Agreement” shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Guarantor, any Settlor or any Restricted Subsidiary against fluctuations in currency values.

“GAAP” means, Mexican generally accepted accounting principles as in effect from time to time applied on a basis consistent with those applied in the preparation of then-most recent audited consolidated financial statements of the relevant Person and its Consolidated Subsidiaries delivered to the Trustee (except for changes concurred in by such Person’s independent auditors).

“Government Agency” shall mean any ministry, administrative department, agency, commission, bureau, board, regulatory authority, registry, instrumentality, governmental body, entity, judicial or administrative body, central bank or court (including, without limitation, banking and taxing authorities) of, or controlled by, as the case may be, Mexico or the United States of America or any political subdivision thereof.

“Governmental Approval” shall mean any authorization, approval, consent, license, concession, ruling, permit, certification, order, validation, exemption, waiver, variance, opinion of, or registration, filing or recording with, any applicable Government Agency.

“Guaranteed Obligations” is defined in Section 2.1 hereof.

“Guarantor” is defined in the preamble hereof.

“Guarantor Default” means any Guarantor Event of Default or any event, act or condition which, with notice or lapse of time, or both, would constitute a Guarantor Event of Default.

“Guarantor Event of Default” is defined in Article V hereof.

“Guaranty” is defined in the preamble.

“Indebtedness” shall mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, or with respect to deposits or advances of any kind, and all obligations of such Person upon which interest charges are customarily paid, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of bankers’ acceptances, letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services and all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons guarantied by such Person or secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of, and any liquidation preference and any mandatory redemption payment obligations in respect of, Preferred Stock issued by, other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person, (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements net of all benefits under any Currency Agreements and Interest Rate Agreements to the extent able to be setoff against such obligations, (ix) the maximum fixed redemption or repurchase price of any redeemable stock issued by such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. Notwithstanding the foregoing, “Indebtedness” shall not include (i) any liability to the Pension Benefit Guaranty Corporation under the term sheet dated January 29, 1997 and entered into in connection with the sale of assets of Anchor Glass Container Corporation (or any definitive agreement in respect thereof or instrument relating thereto) or (ii) Trade Payables.

“Interest Rate Agreement” shall mean any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Guarantor or any of its Restricted Subsidiaries against fluctuations in interest rates.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Guarantor and its Subsidiaries on a consolidated basis, (b) the ability of the Guarantor or such Subsidiaries to perform any of its obligations hereunder, or under any of the Transaction Documents, or (c) the rights of or benefits available to the Subordinate Certificate Holders hereunder or under the Transaction Documents.

“Person” shall mean any individual, partnership, limited partnership, joint venture, firm, corporation, association, trust, estate or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Preferred Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference stock, whether now outstanding or hereafter issued, including, without limitation, all series and classes of such preferred or preference stock.

“Settlors” shall have the meaning ascribed to the terms Fideicomitentes and Fideicomisarios en Tercer Lugar under the Trust Agreement.

“SHCP” is defined in Section 6.11 hereof.

“Significant Subsidiary” shall mean, at any date of determination, any Subsidiary of the Guarantor that, together with its Subsidiaries, (i) for the most recent fiscal year of the Guarantor, accounted for more than 10% of the consolidated revenues of the Guarantor and its Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Guarantor and its Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Guarantor for such fiscal year.

“Subordinate Certificate Holders” is defined in the first recital hereof.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person or (ii) any other corporation, association or other business entity that is required by Mexican GAAP to be combined or consolidated with such Person for purposes of general financial reporting.

“Trade Payables” shall mean, with respect to any Person, any accounts payable, Indebtedness or monetary obligation to trade creditors (or bankers’ acceptances, letters of credit or other similar instruments (including reimbursement obligations with respect thereto) issued to assure payment of any such accounts payable, Indebtedness or monetary obligation) Incurred by such Person arising in the ordinary course of business in connection with the acquisition of goods or services and required to be paid within one year from the date of Incurrence thereof.

“Transaction Documents” shall mean the Trust Agreement, the Acta de Emisión, the Certificados Subordinados, the Purchase Agreement and any other document related to, or in connection with, the Emisión.

“Trust” shall mean the trust established pursuant to the Trust Agreement.

“Trust Agreement” is defined in the first recital hereof.

“Trustee” shall have the meaning ascribed to the term Fiduciario in the Trust Agreement.

“Voting Stock” shall mean with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

ARTICLE II

GUARANTY PROVISIONS

SECTION 2.1  Guaranty. (a) The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, and at all times thereafter, all principal, interest, fees and all other monetary obligations of the Trust owed to each of the Subordinate Certificate Holders relating to the Certificados Subordinados, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, which arise out of or in connection with the Trust Agreement (all such obligations being herein collectively called the “Guaranteed Obligations”).

This Guaranty constitutes a guaranty by the Guarantor of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that the Trustee or any Subordinate Certificate Holder or any other Person exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Trustee (or any other Person) before or as a condition to the obligations of the Guarantor hereunder. In the event that any of the Guaranteed Obligations shall not be paid when due within any period provided for in the Certificados Subordinados, the Guarantor agrees to pay such Guaranteed Obligations to the corresponding Subordinate Certificate Holder within 30 (thirty) calendar days after delivery of a written demand by any such Subordinate Certificate Holder to the Guarantor. Without limiting the generality of the foregoing, upon any default on the payment of any of the Guaranteed Obligations, the Subordinate Certificate Holders may demand payment directly to the Guarantor, either prior to or concurrently with any requirement or lawsuit against, or without bringing requirement or suit against, the Trust.

(b)   Any term or provision of this Guaranty or any other transaction document executed in connection with the Trust Agreement to the contrary notwithstanding, the aggregate maximum amount of the Guaranteed Obligations for which the Guarantor shall be liable shall not exceed the maximum amount for which the Guarantor can be liable without rendering this Guaranty or any other transaction document executed in connection with the Trust Agreement as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer.

(c)   Any term or provision of this Guaranty or the Trust Agreement or any other transaction document executed in connection therewith to the contrary notwithstanding, the aggregate maximum amount of the Guaranteed Obligations for which the Guarantor shall be liable with respect to the principal amount of the Certifcados Subordinados shall not exceed (x) USD$19,000,000 (nineteen million Dollars) minus (y) any principal amounts of the Certificados Subordinados indefeasibly paid in cash to the extent the Certifcados Subordinados have been permanently reduced with respect to such payment, or such higher amount as the Guarantor shall have agreed to in writing, provided, that the foregoing shall only limit Guarantor’s obligations for principal of the Certifcados Subordinados but shall not limit or impair the Guarantor’s obligation with respect to any other Guaranteed Obligation.

SECTION 2.2  Acceleration of Guaranty. The Guarantor agrees that, if any Evento de Amortización Anticipada or Causa de Incumplimiento (as such terms are defined in the Trust Agreement) relating to the Certificados Subordinados under Cláusula 11 of the Trust Agreement or under the Acta de Emisión (as such term is defined in the Trust Agreement) shall occur at a time when any of the Guaranteed Obligations are not then due and payable, the Guarantor shall pay to the Trustee for the account of the Subordinate Certificate Holders forthwith the full amount which would be payable hereunder by the Guarantor if all Guaranteed Obligations were then due and payable, unless such Subordinate Certificate Holder is Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”, New York Branch (“Rabobank”), a financial institution organized under the laws of the Kingdom of the Netherlands, acting through its branch office licensed by the State of New York, in which case the Guarantor will pay such amount directly to Rabobank.

SECTION 2.3  Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment by the Guarantor, and shall remain in full force and effect until all Guaranteed Obligations have been paid in full, finally and indefeasibly. The Guarantor irrevocably guarantees that the Guaranteed Obligations shall be paid strictly in accordance with the terms of the Trust Agreement and any other transaction document executed in connection therewith under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Subordinate Certificate Holder or any other Person with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and shall not be released, discharged or in any way affected by any circumstance, condition or matter, including, without limitation:

(a)   any lack of validity, legality or enforceability of any of the Transaction Documents or any other transaction document executed in connection with the Trust Agreement;

(b)   the failure of the Trustee, any Subordinate Certificate Holder or any other Person:

(i)   to assert any claim or demand or to enforce any right or remedy against the Trust or any other Person (including any other guarantor) under the provisions of the Trust Agreement or any other transaction document executed in connection therewith or otherwise, or

(ii)   to exercise any right or remedy against any other guarantor or against any collateral of any Guaranteed Obligations;

(c)   any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment, waiver, extension, compromise or renewal of any Guaranteed Obligation;

(d)   any change, release or non-perfection of any collateral, or any release or amendment or waiver of any other guaranty or security agreement, for all or any of the Guaranteed Obligations;

(e)   any reduction, limitation, impairment or termination of any Guaranteed Obligations for any reason (other than payment), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence (other than indefeasible payment in full in cash of the Guaranteed Obligations) affecting, any Guaranteed Obligations;

(f)   any inability, lack of authority or legal disability of any party to execute, deliver and perform any of the Transaction Documents, or any other document under, derived from, or in connection with the Emisión (as such term is defined in the Trust Agreement;

(g)   any amendment to, rescission, nullification, waiver, or other modification of, or any consent to departure from, any of the terms of the Trust Agreement or any other transaction document executed in connection therewith, including without limitation any amendment, rescission, waiver or other modification or consent which results in an increase in the amount of the Guaranteed Obligations;

(h)   (i) any addition, exchange, release, surrender or non-perfection of any collateral or (ii) any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty held by the Trustee, or any Subordinate Certificate Holder, securing or supporting any of the Guaranteed Obligations;

(i)   the voluntary or involuntary liquidation, dissolution, sale of assets, marshalling of assets and liabilities, receivership, conservatorship, custodianship, insolvency, bankruptcy, concurso mercantil, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of or similar proceeding affecting (i) any Fideicomitente (as such term is defined in the Trust Agreement); (ii) any Subordinate Certificate Holder; or (iii) any estate of the Trust (Fideicomiso);

(j)   any other circumstance (other than payment) which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Trust, any surety or any other guarantor.

SECTION 2.4  Marshaling, Reinstatement. The Guarantor agrees that none of the Subordinate Certificate Holders nor any Person acting for or on behalf of the Subordinate Certificate Holders shall have any obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Guaranteed Obligations. If the Guarantor or any other guarantor of all or any part of the Guaranteed Obligations makes a payment to any Subordinate Certificate Holder, or if any Subordinate Certificate Holder receives any other payment in respect of the Guaranteed Obligations, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Guarantor, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, under any bankruptcy law, “concurso mercantil”, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

SECTION 2.5  The Guarantor agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any monetary obligation of the Trust to a Subordinate Certificate Holder is rescinded or must otherwise be restored upon the bankruptcy, concurso mercantil or reorganization of the Fidecomitentes/Fideicomisarios (as defined in the Trust Agreement).

SECTION 2.6  Waiver, etc. The Guarantor hereby waives, to the greatest extent permitted by applicable law:

(i) any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations;

(ii) promptness, diligence or notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Trustee, or any Subordinate Certificate Holder protect, secure, perfect or insure any security interest or lien, or any property subject thereto, or exhaust any right or take any action against the Trustee or any other Person (including any other guarantor) or entity or any collateral securing any Guaranteed Obligations or any of the other Obligations;

(iii) any and all rights which the Guarantor may have under, or which at any time hereafter may be conferred upon it by, any law or any other regulation limiting its liabilities under this Guaranty;

(iv) any right, beneficio de orden, división and excusión and any of the rights provided for in Articles 2813, 2814, 2815, 2816, 2817, 2818, 2820, 2821, 2822, 2823, 2836, 2842, 2845, 2846, 2847, 2848, 2849 et al of the Federal Civil Code and the corresponding provisions of the Civil Code for the Federal District of Mexico and of the

civil codes for all the states of Mexico, which are not reproduced herein inasmuch as the Guarantor hereby represents to be familiar with the contents thereof, as well as all other rights and defenses the assertion or exercise of which would in any way diminish the liability of the undersigned hereunder.

Without limiting the generality of the foregoing, the Guarantor hereby acknowledges and agrees that it shall not be a third party beneficiary to the Trust Agreement or any other transaction document executed in connection therewith.

SECTION 2.7  Waiver of Subrogation and Contribution. Until the Guaranteed Obligations have been paid in cash indefeasibly in full, the Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Trustee or any other Person that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guaranty or any other transaction document executed in connection therewith, including any right of subrogation, reimbursement, contribution, exoneration, or indemnification, any right to participate in any claim or remedy of the Trustee or any Subordinate Certificate Holder against any Person or any collateral which the Trustee or any Subordinate Certificate Holder now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Trustee or any other Person, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantor in violation of the preceding sentence and the Guaranteed Obligations shall not have been paid in cash indefeasibly in full, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for, the Trustee and the Subordinate Certificate Holders, and shall forthwith be paid to the Trustee for the account of the Trustee and the Subordinate Certificate Holders to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Trust Agreement and that the waiver set forth in this Section is knowingly made in contemplation of such benefits. If the Guarantor has made payment to the Trustee and the Subordinate Certificate Holders of all or any part of the Guaranteed Obligations, the Trustee and the Subordinate Certificate Holders agree to execute and deliver to the Guarantor appropriate documents (without recourse and without representation and warranty) necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Subordinate Certificate Holders that:

SECTION 3.1  Organization, etc. The Guarantor is duly organized and validly existing under the laws of its jurisdiction of formation; and the Guarantor has full corporate power and authority to own its property and conduct its business as presently conducted by it and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The Guarantor’s legal representatives have full power and authority to execute this Guaranty on its behalf, which authority has not been revoked, limited or modified in any manner whatsoever.

SECTION 3.2  Authorization; No Conflict. The execution and delivery by the Guarantor of this Guaranty, and the performance by the Guarantor of its obligations under this Guaranty, are within the corporate powers of the Guarantor, have been duly authorized by all necessary corporate action on the part of the Guarantor (including any necessary shareholder or Board action), and do not and will not (a) violate any provision of law which is binding on the Guarantor, (b) contravene or conflict with, or result in a breach of, any provision of the organizational documents of the Guarantor or of any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding on the Guarantor or (c) result in, or require, the creation or imposition of any lien on any property of the Guarantor.

SECTION 3.3  Validity and Binding Nature. This Guaranty is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, concurso mercantil, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

SECTION 3.4  Benefit to Guarantor. The Guarantor’s guarantee pursuant to this Guaranty reasonably may be expected to benefit, directly or indirectly, the Guarantor and that such guarantee and other obligations are necessary and convenient to the conduct, promotion and attainment of the business of the Guarantor.

SECTION 3.5  Governmental Approvals. No Governmental Approval or consent or approval of any other Person is required to authorize, or is required in connection with (i) the execution, delivery and performance by the Guarantor of this Guaranty, or (ii) the legality, validity, binding effect or enforceability against the Guarantor of this Guaranty.

SECTION 3.6  Litigation. There is no litigation, action, suit, investigation, claim or proceeding pending or, to the knowledge of the Guarantor, threatened with respect to this Guaranty or the transactions contemplated hereby.

SECTION 3.7  Notwithstanding the fact that the Certificados Subordinados are subordinated to the Certificados Bursátiles Preferentes, no payment under this Guaranty is subject to redistribution to the holders of the Certificados Bursátiles Preferentes.

ARTICLE IV

AFFIRMATIVE AND NEGATIVE COVENANTS

The Guarantor covenants and agrees that on and after the date hereof and until the Guaranteed Obligations are paid in full:

SECTION 4.1  Information Covenants.

Guarantor will furnish or cause to be furnished to the Trustee for distribution to each Subordinate Certificate Holder:

(a)   Annual Financial Statements. As soon as available, but, in any event, within 120 days after the close of each fiscal year of Guarantor, the consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries for such fiscal year, together with the related consolidated statements of income and retained earnings and statements of changes in financial position for such fiscal year certified by independent public accountants of recognized international standing selected by the Guarantor, and in each case pursuant to an unqualified opinion of such independent public accountants, which audit was conducted in accordance with GAAP consistently applied.

(b)   Quarterly Financial Statements. As soon as available, but, in any event, within 60 days after the close of each quarterly accounting period in each fiscal year of the Guarantor, a copy of the unaudited balance sheet of the Guarantor and its Consolidated Subsidiaries for such period, together with the related statements of income and retained earnings and statements of changes in financial position for such quarterly period, certified by the principal executive officer, the principal financial officer or another authorized executive officer of the Guarantor, who in such capacity has actual knowledge of the matters to which he or she is certifying, as prepared in accordance with GAAP consistently applied, subject to normal recurring year-end adjustments and the absence of certain footnotes to such financial statements.

(c)   Officer’s Certificates. As soon as available, but in any event, within 45 days after the close of each quarterly accounting period in each fiscal year of the Guarantor, a certificate signed by an executive officer of the Guarantor to the effect that, to the best of such officer’s knowledge, there has not occurred any of the events described in the Acuerdo Tercero (Y) Cuenta de la Garantía of the Sesión del Comité Técnico Inicial dated March 29, 2005.

SECTION 4.1  Books, Records and Inspections; Accounting Matters; Provision of Certain Financial Statements. The Guarantor shall, and shall cause each of its Subsidiaries to, keep proper books of record and account adequate to reflect truly and fairly the financial condition and results of operations of the Guarantor and its Subsidiaries and in which full, true and correct entries in conformity with GAAP consistently applied and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. At any time when securities of the Guarantor or any of its Subsidiaries are held by the public, promptly upon the delivery or filing thereof, the Guarantor shall deliver to the Trustee a copy of all reports and registration statements that such Guarantor or such Subsidiary files with the Securities and Exchange Commission of the United States of America or the Comision Nacional Bancaria y de Valores or any Mexican or other securities authority or exchange.

SECTION 4.3  Modification of Certain Agreements. The Guarantor will not amend or modify, or permit the amendment or modification of this Guaranty without the prior written consent of the majority of the Subordinate Certificate Holders.

ARTICLE II

MISCELLANEOUS PROVISIONS

SECTION 5.1  Binding on Successors, Transferees and Assigns; Assignment of Guaranty. This Guaranty shall be binding upon the Guarantor and its successors, transferees and assigns, and all references herein to the Guarantor, shall be deemed to include any of its successor or successors, whether intermediate or remote; provided, however, that the Guarantor shall not have the right to assign any of its obligations hereunder without the prior written consent of the Trustee and a majority of the Subordinate Certificate Holders. Any Subordinate Certificate Holders may from time to time, without notice to the Guarantor, assign or transfer any or all of the Guaranteed Obligations or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Guaranteed Obligations shall be and remain Guaranteed Obligations for the purpose of this Guaranty, and each and every immediate and successive assignee or transferee of any of the Guaranteed Obligations or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Guaranteed Obligations, be entitled to the benefits of this Guaranty and shall be protected to the same extent as if such assignee or transferee were a Subordinate Certificate Holder as of the date hereof.

SECTION 5.2  Amendments, etc. All amendments to or waivers of any provision of this Guaranty, and all consents to any departure by the Guarantor herefrom, shall comply in all respects with Cláusula 21 of the Trust Agreement, which is incorporated herein by reference, mutatis mutandis, as if such terms were set forth in this Guaranty in full.

SECTION 5.3  Addresses for Notices to the Guarantors. All notices hereunder to the Guarantor shall be in writing (including via facsimile) and shall be sent to it at the address or facsimile number set forth below its signature hereto or at such other address or facsimile number as may be designated by the Guarantor in a written notice received by the Trustee and the Subordinate Certificate Holders. Notices sent by facsimile transmission shall be effective when received; notices sent by mail (including by courier)

shall be deemed to have been given or made when delivered; and notices sent by hand delivery shall be deemed to have been received when received.

SECTION 5.4  No Waiver; Remedies. In addition to, and not in limitation of, Section 2.3, Section 2.5, and Section 2.7, no failure on the part of the Trustee or any Subordinate Certificate Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Pursuant to the Trust Agreement, this Guaranty has been delivered to the Trustee and (b) the Trustee has been authorized to enforce this Guaranty on behalf itself and of each of the Subordinate Certificate Holders. All payments by the Guarantor pursuant to this Guaranty shall be made to the Subordinate Certificate Holder and applied according to the terms of the Certificados Subordinados.

SECTION 5.5  Section Captions. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

SECTION 5.6  Fees and Expenses. The Guarantor further agrees to pay all reasonable expenses (including reasonable attorneys’ fees and legal expenses from time to time invoiced) paid or incurred by the Trustee or any Subordinate Certificate Holder in endeavoring to collect the Guaranteed Obligations pursuant to this Guaranty, or any part thereof, and in enforcing this Guaranty against the Guarantor or its successors or assigns.

SECTION 5.7  Severability. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 5.8  Governing Law, Entire Agreement, Counterparts, etc. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), unless proceedings are brought in Mexico, in which case the law of Mexico shall govern. This Guaranty and the other Transaction Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Guaranty. At any time after the date of this Guaranty, one or more additional persons or entities may become parties hereto by executing and delivering to the Subordinate Certificate Holders a counterpart of this Guaranty. Immediately upon such execution and delivery (and without any further action), each such additional person or entity will become a party to, and will be bound by all the terms of, this Guaranty.

SECTION 5.9  Forum Selection And Consent To Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY MAY BE BROUGHT AND MAINTAINED ONLY IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR IN ANY COMPETENT FEDERAL OR LOCAL COURT LOCATED IN THE FEDERAL DISTRICT, UNITED MEXICAN STATES, OR IN ANY COMPETENT COURTS OF THE CORPORATE DOMICILE OF THE GUARANTOR, AND ANY APPELLATE COURT FROM ANY THEREOF.. THE GUARANTOR AND, BY ACCEPTING THE BENEFITS OF THIS GUARANTY, EACH OF THE SUBORDINATE CERTIFICATE HOLDERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE GUARANTOR AND, BY ACCEPTING THE BENEFITS OF THIS GUARANTY, EACH OF THE SUBORDINATE CERTIFICATE HOLDERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. The Guarantor hereby irrevocably appoints CT Corporation System (the “Process Agent”), with offices at the date hereof at 111 Eighth Avenue, New York, New York 10011, United States, as its agent to receive on behalf of the Guarantor and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Guarantor irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Guarantor in the manner set forth in Section 6.3 hereof. For purposes of the foregoing, the Guarantor shall grant a general power of attorney for lawsuits and collections to the Process Agent in accordance with the first paragraph of section 2,554 of the Civil Code for the Federal District of Mexico (Código Civil para el Distrito Federal) and its correlative sections of the Federal Civil Code of Mexico (Código Civil Federal) and the Civil Codes of the States of Mexico before a Mexican Notary Public to the satisfaction of the Subordinate Certificate Holders.

SECTION 5.10  Waiver of Jury Trial. THE GUARANTOR AND, BY ACCEPTING THE BENEFITS HEREOF, EACH SUBORDINATE CERTIFICATE HOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION

HEREWITH, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 5.11  Payments Free and Clear of Taxes. All payments to be made by the Guarantor hereunder shall be made free and clear of, and without deduction for or on account of, any present or future taxes, value-added taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed (in all cases excluding income taxes) and all interest, penalties or similar liabilities with respect thereto (collectively, “Additional Costs”); provided, however, that anything herein contained to the contrary notwithstanding, the Guarantor shall not be required to pay withholding taxes in excess of the amount of withholding taxes that would be payable by a financial institution that is both (i) a resident of a country with which Mexico has entered into a treaty for the avoidance of double taxation which is in effect in such country and (ii) registered with the Ministry of Finance and Public Credit of Mexico (the “SHCP”) for purposes of Article 195(I) of the Mexican Income Tax Law (or any successor provision). If any Additional Costs are required by Law to be deducted or withheld from, or in respect of, any sum payable hereunder, the Guarantor agrees to pay, subject to the proviso in the immediately foregoing sentence, the full amount of such Additional Costs and such other additional amounts as may be necessary so that every payment of all amounts due hereunder, after withholding or deduction for or on account of any Additional Costs, will not be less than the amount provided for herein. Subject to the proviso in the first sentence of this Section 6.11, the Guarantor will furnish to the Subordinate Certificate Holders, within sixty (60) days after the date the payment of any Additional Costs is due pursuant to applicable law, copies of tax forms evidencing such payment by the Guarantor, duly stamped by or on behalf of the SHCP or any other applicable Government Agency. Subject to the proviso in the first sentence of this Section 6.11, the Guarantor will indemnify and hold harmless any Subordinate Certificate Holder and reimburse such Subordinate Certificate Holder promptly upon its written request, for the amount of any Additional Costs or other taxes described above which are levied or imposed on and paid by any Subordinate Certificate Holder.

SECTION 1.2  Judgment. The obligations of the Guarantor, in respect of any sum due to any Subordinate Certificate Holder hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum was originally denominated (the “Original Currency”), be discharged only to the extent that following receipt by such Subordinate Certificate Holder of any sum adjudged to be so due in the Judgment Currency, such Subordinate Certificate Holder, in accordance with normal banking procedures, could purchase the Original Currency with the Judgment Currency. If the amount of Original Currency so purchased is less than the sum originally due to such Subordinate Certificate Holder, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Subordinate Certificate Holder against such loss, and if the amount of Original Currency so purchased exceeds the sum originally due to the Subordinate Certificate Holders, such Subordinate Certificate Holder agrees to remit such excess to the Guarantor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

VITRO, S.A. DE C.V.,
By	By

Name: Claudio del Valle	Name: Álvaro Rodríguez
Title: Attorney-in-Fact	Title: Attorney-in-Fact
Address and Fax Number for Notices: Ricardo Margain No. 400 Colonia Valle del Campestre San Pedro Garza García, NL 66265, México Fax: +52 81 8863 1290

Agreed and Accepted:

COOPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.,
"RABOBANK INTERNATIONAL",
NEW YORK BRANCH

By:	______________________________
Name:
Title:

By:	______________________________
Name:
Title: